Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-102627 and No. 333-107990) and Form S-3 (No. 333-112027) of Plains Exploration & Production Company of our report dated March 10, 2004, except for Note 2, as to which the date is June 11, 2004, relating to the consolidated financial statements, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Houston, Texas

June 14, 2004